Exhibit 4
                    SHARE PURCHASE AGREEMENT (DESTINY SHARES)


THIS AGREEMENT made as of and dated for reference the 15th day of June, 1999


AMONG:

                  STEVE  VESTERGAARD,   businessman,  of  Suite  950,  555  West
                  Hastings Street, Vancouver, British Columbia, V6B 4N4

                  (the "Vendor")

AND:

                  EURO INDUSTRIES LTD., a Colorado corporation having its registered and records offices at 1919, 14th Street, Boulder, Colorado, 80302, U.S.A. and having an office and place of business at Suite 402, 625 Howe Street, Vancouver, British Columbia, V6C 2T6

                  (the "Purchaser")

AND:

                  DESTINY SOFTWARE PRODUCTIONS INC., a British Columbia company having its registered and records offices at Suite 500 North Tower, 5811 Cooney Road, Richmond, British Columbia, V6X 3MI

                  (the "Company")


WITNESSES THAT WHEREAS:

A.       The Vendor is the registered and beneficial owners of all the Shares;

B. The Vendor desires to sell the Shares to the Purchaser on the terms and conditions set forth herein and the Purchaser desires to purchase the Shares on the terms and conditions hereinafter set forth;

THEREFORE, in consideration of the premises, the mutual covenants and agreements herein set forth, and the sum of $10 now paid by the Purchaser to each of the Company and the Vendor (the receipt and sufficiency of which is hereby acknowledged by each of the Company and the Vendor), the Company and the Vendor hereby covenant and agree with the Purchaser as follows:




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1.0      INTERPRETATION

1.1 Definitions In this Agreement, the following words and phrases shall have the meanings set forth after each:


         (a) "Assets" means all property and assets of the Company, real and personal, tangible and intangible, and wheresoever situate, including without limitation the assets described in the Financial Statements and Schedule 1. I (a) hereto

         (b) "Closing" means the completion of the transactions contemplated by this Agreement, "Closing Time" means 2:00 p.m. and "Closing Date" means June 15, 1999 or such other date as may be agreed upon in writing by the parties hereto;

         (c) "Directors" means those persons holding the positions of directors of the Company on the Closing Date;

         (d) "Financial Statements" means the Company's interim financial statements dated May 28, 1999, consisting of a balance sheet and statements of income, retained earnings and changes in financial position, copies of which are attached hereto as
                  Schedule 1. I (d);

         (e) "Lease" means that certain lease agreement for the lease of premises located at Suite 950, 555 West Hastings Street pursuant to which the Company pays approximately $4,965 per month for rent;

         (f) "Material Contract" means a subsisting commitment, contract, agreement, instrument, lease or other obligation to which the Company is a party or by which it is bound, or to which it or its assets are subject, pursuant to which the Company has payment obligations exceeding $ 1,000 on the Closing Date or which has a term of or will continue in existence for a period in excess of one year after the Closing Date;

         (g) "Person" includes an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative thereof;


         (h)      "Purchase Price" means US$600.00;

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         (i)      "Shares"  means I 00 common  shares  without  par value in the capital of the Company;

         (j) "Vendor's Solicitors" means the law firm McRae Holmes & King, of 1300-11 11 West Georgia Street, Vancouver, British Columbia (Attention: Mr. Terrence E. King);

1.2      Schedules  The following are the schedules to this Agreement:

         Schedule 1.1(a)                    Assets
         Schedule 1.1(d)                    Financial Statement
         Schedule 3.1(u)                    Material Contracts
         Schedule 3.1(as)                   Banks, Trust Companies


1.3 Interpretation For the purposes of this Agreement, except as otherwise expressly provided herein:

         (a) "this Agreement" means this Agreement, including the Schedules hereto, as it may from time to time be supplemented or amended and in effect;

         (b) all references in this Agreement to a designated "Section", "paragraph", "subparagraph" or other subdivision, or to a Schedule to this Agreement, unless otherwise specifically stated;

         (c) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph, subparagraph or other subdivision or Schedule;

         (d) the singular of any term includes the plural and vice versa a and the use of any term is equally applicable to any gender and, where applicable, a body corporate;

         (e) the word "or" is not exclusive and the word "including" is not limiting (whether or onto non-limiting language such as "without limitation" or "but not limited to" or other words of similar import is used with reference thereof);

         (f) any words used herein shall, unless otherwise defined herein or unless there is something in the subject matter or context inconsistent therewith, have the meanings ascribed to such words in the Company Act;

         (g) all accounting there not otherwise defined have the meanings assigned to them in accordance with generally accepted accounting principles applicable in Canada and applied on a basis consistent with prior years;

         (h) except as otherwise provided, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed with have the effect of supplementing or superseding such statue or such regulations;

         (i) where the phrase "to the best of the knowledge of" or phrases of so similar import are used in this Agreement, it shall be a requirement that the Person or Persons in respect of whom the phrase is used shall have made such due enquiries as are reasonably necessary to enable such Person to make the statement or disclosure;

         (j) the headings to the sections and subsections of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof,

         (k) any reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity;

         (1) the language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any of the parties;

         (m) the representations, warranties, covenants and agreements contained in this Agreement shall not merge in the Closing and shall continue in full force and effect from and after the Closing Date;

         (n) all references to money in this Agreement and in the Financial Statements are or shall be to money in lawful money of Canada unless otherwise specified herein; and if it is necessary to convert money from another currency to lawful money of Canada, such money shall be converted to lawful money of Canada as at the Closing Date.


2.0      SALE AND PURCHASE OF SHARES
         ---------------------------

2.1 Based on and relying on the representations and warranties set forth in Sections 3 and 4, on the Closing Date the Purchaser will purchase the Shares and will pay the Purchase Price therefore, and the Vendor will sell and transfer the Shares to the Purchaser free and clear of all liens, charges, security interests, encumbrances and adverse claims whatsoever, all on the terms and conditions hereinafter set forth.

2.2 The Closing of the sale and purchase of the Shares shall take place at the offices of the Vendor's Solicitors at 1300-1 1 11 West Georgia Street, Vancouver, B.C., at the Closing Time on the Closing Date.

2.3 At the Closing the Vendor will deliver or cause to be delivered to the Purchaser the documents set forth in subsection 5.1(e) hereof and such other documents as the Purchaser may reasonably require to perfect the purchase and sale contemplated hereby.

2.4 The Pur6haser will pay and satisfy the Purchase Price at the Closing by issuing 600,000 common shares with a par value of $0.001 (United States funds) each to and in the name of the Vendor at a deemed price of $0.001 (United States funds) each.


3.0      REPRESENTATIONS AND WARRANTIES
         ------------------------------

3.1 Vendor's' Representations and Warranties In order to induce the Purchaser to enter into and consummate this Agreement, the Vendor and the Company jointly and severally represent and warrant to and covenant with the Purchaser, with the intent that the Purchaser shall rely upon same in purchasing the Shares, as follows:

         (a) Organization and Good Standing of the Company - The Company is duly incorporated and is validly existing and in good standing with respect to the filing of annual returns under the laws of the jurisdiction in which it was incorporated, and has all necessary corporate power, authority and capacity to own its property and Assets and to carry on its business as presently conducted; and neither the nature of the business of the Company nor the location or character of the property owned or leased by it requires that the Company be registered or otherwise qualified or to be in good standing in any other jurisdiction;

         (b) Capitalization of Company - The authorized capital of the Company consists of 10,000 common shares without par value, and the Shares constitute all of the issued and outstanding share capital of the Company;

         (c) Title - The Vendor is the legal and beneficial owner of and has good and marketable title to all of the Shares, free of all liens, charges, security interests, encumbrances and adverse claims whatsoever, and all of the Shares have been duly and validly allotted and issued and are outstanding as fully paid and non-assessable shares in the capital of the Company;

         (d) Absence of Options, etc. - No Person has any agreement, option or right, contingent or absolute, or any arrangement capable of becoming an agreement, option or right, or which with the passage of time or the occurrence of any event could become an agreement, option or right, at law or in equity:

                  (i) to require the Company to allot or issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital, or to convert or exchange any currently outstanding securities into or for shares in the capital of the Company;

                  (ii) for the issue or allotment of any of the authorized but unissued shares in the capital of the Company;

                  (iii)    to  require  the  Company  to  purchase,   redeem  or
                           otherwise acquire any of the Shares; or

                  (iv) to acquire the Shares or any of them, or to require the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Shares other than pursuant to this Agreement;

(e) Authority -The Vendor has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer legal and beneficial title and ownership of the Shares to the Purchaser;

(f) Agreement Valid - This Agreement constitutes a legal, valid and binding obligation of the Vendor, the Vendor is not a party to or bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by the Vendor of this Agreement or the performance by the Vendor of any of the terms hereof, including without limitation any triggering event under any law governing the division of assets, and there is no shareholders' agreement between the Vendor and the Company;

(g) Residency of Vendor - The Vendor is not a "non-resident" of Canada within the meaning of Section 116 of the Income Tax Act;

(h) Absence of Undisclosed Liabilities - Except to the extent previously disclosed to the Purchaser in writing, the Company does not and will not at the Closing Time have any outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise);

(i)      Financial Statements - The Financial Statements:

                  (i) are in accordance with the books and accounts of the Company as at May 28, 1999;

                  (ii)     are  true  and  correct,   and  present   fairly  the
                           financial position of the Company, including its assets and liabilities, as at May 28, 1999;

                  (iii) have been prepared in accordance with generally accepted accounting principles applicable in Canada and on a basis consistent with prior years; and

                  since May 28, 1999, there has not been:

                  (i)      any  one  or  more   changes  in  the   condition  or
                           operations of the business, assets or financial affairs of the Company which are, individually or in the aggregate, materially adverse; or

                  (ii) any damage, destruction or loss, labour trouble or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known or which has not been disclosed in writing to the Purchaser, which has or may materially and adversely affect the business, Assets or future prospects of the Company;

         Accuracy of Records - All material financial transactions of the Company have been accurately recorded in the books and records of the
         Company and such books and records fairly present the financial position and the corporate affairs of the Company, including without limitation all material contracts and all material financial transactions;

(k) Absence of Unusual Transactions - Since May 28, 1999, the Company has not:

                  (i) transferred, assigned, sold or otherwise disposed of any of its assets;

                  (ii)     incurred  or  assumed  any  obligation  or  liability
                           (absolute  or   contingent)   except  loans  totaling
                           approximately $108,461;

                  (iii) issued or sold any shares in its capital stock or any warrants, bonds, debentures or other corporate securities or issued, granted or delivered any right, option or other commitment for the issuance of any such or other securities;

                  (iv)     paid  any   obligation  or  liability   (absolute  or
                           contingent) other than current liabilities in the ordinary and normal course of business;

                  (v) declared or made, or committed itself to make, any payment of any dividend or other distribution in respect of any of its assets or its shares or purchased or redeemed any of its shares or split, consolidated or reclassified any of its shares;

                  (vi) entered into any material commitment or transaction not in the ordinary and usual course of its business;

                  (vii)    waived or surrendered any right of substantial value;

                  (viii) made any gift of money or of any property or assets to any person;

                  (ix) purchased or leased any real or personal property otherwise than pursuant to the Lease;

                  (x) amended or changed or taken any action to amend or change its constating documents;

                  (xi) paid or agreed to pay any wage, salary, management fee, pension, bonus, share of profits or other similar benefit to any director, employee or officer or former director, employee or officer of the Company;

                  (xii) made payments of any kind to or on behalf of the Vendor or any affiliate or associate of the Vendor or under any management agreement with the Company, save and except business-related expenses in the ordinary course of business;

                  (xiii) mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its Assets;

                  (xiv)    made or authorized any capital expenditures;

                  (xv)     authorized   or  agreed  or  otherwise   have  become
                           committed to do any of the foregoing;

                  (xvi) had exercised against it, in whole or in part, any right, option or commitment for the issuance of any of its securities, including without limitation, any directors or employee stock options;

                  (xvii) carried on business other than in the ordinary course;

         (l) Title to Assets - The Company has good and marketable title to all of its Assets free and clear of all liens, charges, encumbrances, security interests and adverse claims whatsoever, and none of the Company's Assets are in the possession of or under the control of any other person;

        (m) Assets - The Company has previously provided to the Purchaser in writing a true and complete list of all Assets owned by the Company and all other personal and real property, and all fixtures, in the possession or custody of the Company which, as of the Closing Date, will be leased or held by the Company under lease, license or similar arrangement, and accurately describes such Assets, leases, licenses and other similar arrangements;

         (n) No Agreement - There is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Company of its business or any of its Assets other than in the usual and ordinary course of the Company's business, and the Company is not a party to or bound by any contract or commitment to pay any royalty, licence fee or management fee otherwise than as previously disclosed to the Purchaser;

         (o) Condition of Assets - All plant, machinery, facilities and equipment used by the Company in connection with its business are in good operating condition and in a good state of maintenance and repair for plant, machinery, facilities and equipment of similar age relative to the standards of maintenance and repair maintained by other companies carrying on similar business in Canada;

         (p) Personal Property Leases - The Company has no leases, licenses or similar arrangements in respect of personal property;

         (q) Work Orders - There are no outstanding work orders or similar requirements issued by any building, fire, health, labour or police authorities or from any other federal, provincial or municipal authority and there are no matters under discussion with any such authorities relating to work orders or similar requirements;

         (r) Real Property - The Company is not party to or bound by any leases of real property (written or oral) other than the Lease, and the Lease is free and clear of any and all liens, charges and encumbrances of any nature and kind whatsoever;

         (s) Real Property Lease Payments - All rental and other payments required to be paid by the Company pursuant to the Lease have been duly and regularly paid and the Company is not in default of any provision of the Lease;

         (t) Material Contracts - Schedule 3. 1 (u) to this Agreement is a true and correct description of each Material Contract of the Company, and other than as set forth in the schedules to this Agreement, the Company is not party to or bound by any Material Contract or commitment, whether oral or written;

         (u) Material Contracts in Full Force - The Material Contracts are all in full force and effect and unamended, no material default exists in respect thereof on the part of any of the other parties thereto, and the Vendor is not aware of any intention on the part of any of the other parties to such Material Contracts to terminate or materially alter any such Material Contracts;

         (v)      Bonding,  etc. - The Company has not provided bonding or other
                  financial   security   arrangements  in  connection  with  any
                  contracts, arrangements or transactions with any person;

         (w) Employees, Etc. - The Company is not a party to or bound by any contract of employment, contract of service or contract for service, or any pension plan, commission arrangement, profit sharing plan, bonus plan or other similar arrangement, whether oral, written or implied, except its arrangement with the Vendor;

         (x) Other Service Contracts - The Company does not have any contracts, agreements, pension plans, severance packages, commission arrangements, profit sharing plans, bonus plans or other similar arrangements, whether oral, written or implied, with lessors, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, lawyers or others that cannot be terminated without penalty on not more than one-week's notice;

         (y) Liability For Employee Damages - The Company is not now liable for any damages to any former employee, including without limitation damages resulting from any violation of any applicable employment law or employment agreement, and the Company is not now liable or aware of any potential liability to any current or former employee;

         (z) Absence of Other Interest - The company does not own shares in other securities of, or have an interest in the assets or business of, any other Person, but pursuant to an agreement of even date herewith made with Ed Kolic, Wonderfall Productions Inc. ("Wonderfall"), the Company has agreed to purchase all of the issued and outstanding shares in the capital of Wonderfall, subject, inter alia, to the completion of the transactions contemplated by this Agreement, for $20,000.

         (aa) Absence of Guarantees - The Company is not a party to or bound by any guarantee, indemnification, surety or similar obligation, and the Company has no indemnity or contingent or indirect obligation with respect to the obligation of any other Person (including any obligation to service the debt of or otherwise acquire an obligation of another Person or to supply funds to, or otherwise maintain any working capital or other balance sheet condition of any other Person);

         (ab) Absence of Conflicting Agreements - The Company is not party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, judgment or decree which would be violated or breached by, or under which default would occur or which could be terminated, cancelled or accelerated, in whole or in part, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided herein;

         (ac) Insurance - The Company does not maintain any policies of insurance in force;

         (ad) Litigation - There is no basis for and there are no actions, suits, litigation, investigation, arbitration proceeding, governmental proceeding or other proceedings (including appeals and applications for review) outstanding, pending, threatened against or involving, affecting or possibly affecting the Vendor, the Company, the Shares or the Assets, or any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, officer, instrumentality or arbitrator, which, if determined adversely to the Vendor or the Company, as the case may be, might adversely affect the ability of the Vendor to enter into this Agreement or to consummate the transactions contemplated hereby, or adversely affect title to any of the Assets or the Shares, or the Company's ability to dispose of the Assets or any of them, in its sole discretion;

         (ae) Breach of Law - The Company is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it and which may materially adversely affect its business, assets or affairs, or the Shares or the ability of the Purchaser to resell the Shares;

         (af) Copies of Agreements, Etc. - True, correct and complete copies of all mortgages, leases, material contracts, agreements, instruments and other documents listed in the Schedules to this Agreement have been delivered to the Purchaser;

         (ag) Corporate Records - To the best of the knowledge and belief of the Vendor, the Company has kept the records required to be kept by the Company Act and any other applicable corporate legislation, and such records are kept in the Company's minute book and are complete and accurate;

         (ah) Absence of Approvals Required - No authorization, approval, order, license, permit or consent of any governmental authority, regulatory body or court, and no registration, declaration or filing by the Vendor or the Company with any such governmental authority, regulatory body or court is required in order for the Vendor:

                  (i) to incur the obligations expressed to be incurred by the Vendor pursuant to this Agreement;

                  (ii) to execute and deliver all of the documents and instruments to be delivered by the Vendor pursuant to this Agreement;

                  (iii) to duly perform and observe the terms and provisions of this Agreement; and

                  (iv) to render this Agreement legal, valid, binding and enforceable in accordance with its terms;

         (ai) Permits and Licenses - The Company holds all permits, licenses, consents and authorities issued by any government or governmental authority, or any municipal, regional or other authority, or any subdivision thereof, including, without limitation, any governmental department, commission, bureau, board or administrative agency, which are necessary or desirable in connection with the conduct and operation of the Company's business and the ownership or leasing of its assets and the conduct and operation of the Company's business as the same are now owned, leased, conducted or operated is not in breach of or in default under any term or condition of any thereof;

         (aj)     Filings - The Company:

                  (i)      has duly filed in a timely manner:

                  (A) all income tax returns required to be filed and all such returns; and

                  (B) all goods and services tax forms, sales tax forms, corporation capital tax forms and returns, and all other reports and information required to be filed with all applicable government authorities, agencies or regulatory bodies;

                  and all of such forms have been completed accurately and correctly in all respects

                  (ii) has paid all assessments and reassessments and all other taxes, governmental charges (including all federal, provincial and local taxes, assessments, reassessments or other imposts in respect of its income, business, assets or property) and all interest, fines and penalties thereon with respect to the Company for all previous fiscal years and all required installments for the current fiscal year;

                  (iii) has provided adequate reserves for all taxes for the periods covered by, and such reserves are reflected in the materials previously supplied by the Vendor to the Purchaser;

                  (iv) has withheld from each payment made to each of its employees the amounts required to be withheld pursuant to applicable laws or regulations, and has paid the same to the proper receiving authorities, except for amounts collected but not yet required to be paid to such receiving authorities;

                  (v) the Company has paid all goods and services taxes and all sales taxes collected by it to the proper receiving authority, except for amounts so collected but not yet required to be paid to such receiving authority;

                and there is no agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return, or payment of any tax, governmental charge or deficiency by the Company nor is there any action, suit, proceeding, investigation or claim now threatened or pending against the Company in respect of, or discussions underway with any governmental authority relating to, any such tax or governmental charge or deficiency;

         (ak)       Additional Tax Matters - The Company has not:

                  (i) made any tax election with respect to the acquisition or disposition of any property;

                  (ii) acquired or had the use of any property from a person with whom it was not dealing at arms length other than at fair market value; or

                  (iii) disposed of anything to a person with whom it was not dealing at arm's length for proceeds less than the fair market value thereof;

         (al) Absence of Contingent Tax Liabilities - The Company has no contingent tax liabilities, nor are there any grounds which would prompt a reassessment by any taxing authority, including aggressive treatment of income and expenses in filing earlier tax returns;

         (am) Statements Attached to Tax Returns - The financial statements and schedules attached to the corporate income tax returns as filed by the Company for each of its taxation years reflect and disclose all transactions to which the Company was party as required by applicable taxation laws and all of the transactions to which the Company was or is a party are reflected or disclosed in such financial statements and schedules and the corporate income tax returns and schedules have been duly and accurately completed as required by such laws;

         (an) Trade Marks, etc. - The Company has no trade marks, trade names, trade secrets, patents and copyrights, domestic or foreign, registered or unregistered, and no trade marks are required for the proper carrying on of the Company's business;

         (ao) Indebtedness to Vendor - Except for the payment of salaries and reimbursement for out-of-pocket expenses in the ordinary course and except for amounts reflected in the Financial Statements and other Schedules hereto, the Company will not at Closing be indebted to the Vendor or any director, officer or employee of the Company or any affiliate or associate of any of them, on any account whatsoever;

         (ap) No Withheld Information - No information relating to the Company or its business which is known to the Vendor or which on reasonable inquiry ought to be known to the Vendor, and which would materially affect a purchaser for value of the Shares or their decision to purchase the Shares, has been withheld from the Purchaser;

         (aq) Compliance with Laws - The business of the Company is not being conducted in contravention of any law, rule or regulation, or any order of any court or other body having jurisdiction, and the Shares have been allotted and issued to the Vendor, and will be sold and transferred to the Purchaser, in compliance with all applicable laws, rules and regulations;

         (ar) Conduct of Business - Except as otherwise contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Closing Time, the Vendor will cause the Company to conduct the Company's business in the ordinary and normal course thereof and not, without the prior written consent of the Purchaser, enter into any transaction which would constitute a breach of the representations, warranties or agreements contained herein;

         (as) Banking - Schedule 3. 1 (as) is a true and complete list showing:


                  (i) the name and location of each bank, trust company or other institution with which the Company has an account or safety deposit box, and the names or designations of all persons authorized to draw thereon or to have access thereto; and

                  (ii) the name of each person holding a general or special power of attorney from the Company and the terms thereof;

         (at) No other Knowledge - The Vendor has no information or knowledge of any facts relating to the Company or its business which, if known to the Purchaser, might reasonably be expected to deter the Purchaser from completing the transactions contemplated hereby;

and the Vendor and the Company jointly and severally covenant, represent and warrant to and in favour of and with the Purchaser that all of the representations and warranties set forth in this Section 3.1 shall be true and correct at the Closing Time as if made on that date.

3.2 Other Representations. All statements contained in any certificate or other instrument delivered by or on behalf of the Vendor pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Vendor and the Company hereunder, as the case may be.

3.3 Survival The representations and warranties of the Vendor and the Company contained in this Agreement shall survive the Closing and the payment of the Purchase Price and, notwithstanding the Closing and the payment of the Purchase Price, notwithstanding any investigations or enquiries made by the Purchaser prior to the Closing and notwithstanding the waiver of any condition by the Purchaser, the representations, warranties, covenants and agreements of the Vendor and the Company shall (except where otherwise specifically provided in this Agreement) survive the Closing and shall continue in full force and effect for a period of three years from the Closing Date for all matters except income tax liability or other tax matters. With respect to income tax liability of the Company or other tax matters, the representations, warranties, covenants and agreements of the Vendor and the Company shall survive the Closing and continue in full force and effect for three years after the Closing Date.

3.4 Reliance The Vendor and the Company acknowledge and agree that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and that no information which is now known or should be known or which may hereafter become known to the Purchaser or its officers, directors or professional advisers shall limit or extinguish the Purchaser's right to indemnification hereunder.


4.0      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
         -----------------------------------------------

4.1 Representations and Warranties In order to induce the Vendor to enter into and to consummate the transactions contemplated by this Agreement, the Purchaser hereby represents and warrants to the Vendor that:


         (a) Authority Relative to Agreement - The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser;

         (b) Binding Agreement - This Agreement will, when delivered, constitute a valid and binding obligation of the Purchaser;

         (c) No Breach - The Purchaser is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by the Purchaser of this Agreement or the performance by the Purchaser of any of the terms hereof; and

         (d) Financing - The Purchaser has the ability to obtain financing for the business of the Company in an amount not less than $595,950 by issuing shares at prices not less than $1.50 (United States funds);

and the Purchaser covenants, represents and warrants with and in favour of the Vendor that all of the representations and warranties set forth in this Section
4.1 shall be true and correct at the Closing Time as if made on that date.

4.2 Survival The representations and warranties of the Purchaser contained in this Agreement shall survive the Closing and the purchase of the Shares and, notwithstanding the Closing and the purchase of the Shares, the representations and warranties of the Purchaser shall continue in full force and effect for the benefit of the Vendor for a period of two years from the Closing Date.

4.3 Reliance The Purchaser acknowledges and agrees that the Vendor has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Vendor and that no information which is now known or should be known or which may hereafter become known to the Vendor or his professional advisers shall limit or extinguish the right to indemnification hereunder.


5.0      CONDITIONS PRECEDENT
         --------------------

5.1 All obligations of the Purchaser under this Agreement are subject to the fulfillment, on or before the Closing Date, of each of the following conditions:

         (a)      Truth and Accuracy of Representations of the Vendor at Closing
                  - The  representations  and  warranties  of the Vendor made in
                  Article 3 shall be true and correct in all material respects as at the Closing and with the same effect as if made at and as of the Closing and the Vendor has complied in all material respects with his obligations and covenants hereunder;

         (b)      Performance  of Obligations - The Vendor shall have caused the
                  Company  to  have   performed   and  complied   with  all  the
                  obligations to be performed and complied with by the Company;

         (c) Absence of Injunctions, etc. - No injunction or restraining order of any Court or administrative tribunal of competent jurisdiction shall be in effect prohibiting the transactions contemplated hereby and no action or proceeding shall have been instituted or be pending before any Court or administrative tribunal to restrain or prohibit the transactions between the parties contemplated hereby;

         (d) Absence of Change of Conditions - No event shall have occurred or condition or state of facts of any character shall have arisen or legislation (whether by statute, rule, regulation, by-law or otherwise) shall have been introduced which might reasonably be expected to have a materially adverse effect upon the financial condition, results of operations or business prospects of the Company;

         (e) Closing Documentation - The Purchaser shall have received from the Vendor and, where applicable, the Company the following closing documentation:

                  (i) share certificates representing the Shares issued in the name of the Vendor, duly endorsed for transfer to the Purchaser;

                  (ii) a certified copy of resolutions of the directors of the Company authorizing the transfer of the Shares, the registration of the Shares in the name of the Purchaser and the issuance of the share certificates representing the Shares registered in the name of the Purchaser;

                  (iii) share certificates registered in the name of the Purchaser, signed by a director-of the Company, representing the Shares;

                  (iv) a certified copy of the register of members of the Company showing the Purchaser as the registered owner of the Shares and the sole shareholder of the Company;

                  (v) all other necessary consents, waivers (including waivers of pre-emptive rights), and authorizations required to enable the transfer of the Shares to the Purchaser as provided for in this Agreement;

                  (vi) all such instruments of transfer, duly executed, which, in the opinion of the Purchaser acting reasonably, are necessary to effect and evidence the transfer of the Shares to the Purchaser free and clear of all liens, charges and encumbrances whatsoever;

         (f)    Due Diligence - The Purchaser's due diligence  procedures having
                confirmed  to  the   satisfaction   of  the  Purchaser,   acting
                reasonably, the accuracy of the Financial Statements; and

         (g) Legal Opinion - The Purchaser having received an opinion satisfactory to it and to the Purchaser's Solicitors from the Vendor's Solicitors as at the Closing Date as to the due incorporation of the Company, as to the good standing of the Company and as to the due authorization, execution and delivery of this Agreement by the Vendor.

5.2 The conditions set forth in this Article 5 are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in whole or in part on or before the Closing Date. Notwithstanding any such waiver, the completion of the purchase and sale contemplated by this Agreement by the Purchaser shall not prejudice or affect in any way the rights of the Purchaser in respect of the warranties and representations of the Vendor set forth in Article 3 of this Agreement, and the representations and warranties of the Vendor set forth in
Article 3 of this Agreement shall survive the Closing and payment of the Purchase Price.

5.3 The Vendor covenants and agrees to forthwith, upon request, execute and deliver, or cause to be executed and delivered, such further and other deeds, documents, assurances and instructions as may reasonably be required by the Purchaser or its counsel.

5.4 The obligation of the Vendor to complete the sale of Shares hereunder shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent:

         (a) Truth and Accuracy of Representations of the Purchaser at Closing Time - All of the representations and warranties of the Purchaser set forth in Article 4 hereof shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time;

         (b) Purchase Price - The Purchase Price shall have been paid in accordance with Article 2.

5.5 The conditions set forth in this Article 5 are for the exclusive benefit of the Vendor and may be waived by the Vendor in writing in whole or in part on or before the Closing Date. Notwithstanding any such waiver, completion of the purchase and sale contemplated by this Agreement by the Vendor shall not prejudice or affect in any way the rights of the Vendor in respect of the warranties and representations of the Purchaser set forth in Article 4 of this Agreement, and the representations and warranties of the Purchaser set forth in
Article 4 of this Agreement shall survive for a period of two years from the date hereof.


6.0      BUY-BACK PROVISIONS
         -------------------

6.1 Vendor's Buy-Back Option The Purchaser hereby grants to the Vendor the right and option (the "Destiny Buy-back Option") to purchase all of the Shares back from the Purchaser for US$600.00 in the aggregate on the following terms and conditions:

         (a) the Destiny Buy-back Option will be exercisable if and only if Closing occurs and the Company has not, within 60 days next following Closing, received at least $250,000 from private placements of its shares after Closing at prices not less than US$1.50 per share;

         (b) the Destiny Buy-back Option will become exercisable sixty days after Closing;

         (c) the Destiny Buy-back Option will be exercisable from and after the time specified in clause 6. 1 (b) to and including the 120th day next following the Closing Date, and will expire at the end of that period;

         (d) the Destiny Buy-back Option may be exercised by notice in writing to the Purchaser accompanied by payment of the exercise price in the form of cash, a certified cheque or a bank draft; and

         (e) the Destiny Buy-back Option may be assigned by the Vendor by notice in writing to the Purchaser if the proposed assignee agrees in writing to be bound by the terms of this Agreement, including without limitation section 6.2.

6.2 If the Vendor exercises the Destiny Buy-back Option, the Vendor will pay to the Purchaser an amount equal to the legal (on a solicitor and own client basis) and out-of-pocket expenses incurred by the Purchaser in connection with the negotiation, drafting, execution and delivery of this Agreement and the performance of the Purchaser's rights and obligations hereunder, including without limitation reasonable out-of-pocket expenses incurred by the Purchaser to obtain equity financing after Closing.


7.0      EXAMINATIONS AND WAIVERS
         ------------------------

7.1 Access for Investigation The Company and the Vendor shall permit the Purchaser and its employees, agents, legal counsel, accountants and other representatives, between the date hereof and the Closing Date, to have access during normal business hours to the premises and to all books, accounts, records and other data of the Company (including, without limitation, all corporate, accounting and tax records and any electronic or computer-accessed data) and to the properties and assets of the Company; and the Company will furnish and require that the Company's principal bankers, appraisers and independent auditors and other advisors furnish to the Purchaser such financial data and other information with respect to the business and Assets of the Company as the Purchaser shall from time to time reasonably request to enable confirmation of the matters warranted in Article 3 hereof.

7.2 Non-disclosure of Purchase Price Before and after Closing, the Vendor will not disclose the Purchase Price, except as reasonably required for income tax and other reporting requirements.


8.0      INDEMNITIES
         -----------

8.1 Indemnification of Purchaser by Vendor Subject to the limitations set out in paragraph 8.2:

         (a) the Vendor covenants and agrees with the Purchaser to indemnify the Purchaser against all liabilities, claims, demands, actions, causes of action, damages, losses, costs and expenses (including legal fees on a solicitor and his own client basis) suffered or incurred by the Purchaser, directly or indirectly, by reason of or arising out of-

                  (i) any warranties or representations on the part of the Vendor set forth in Section 3.1 being untrue;

                  (ii) any breach of any agreement, term or covenant on the part of the Vendor made or to be observed or performed pursuant hereto;

         (a) the Company covenants and agrees with the Purchaser to indemnify the Purchaser against all liabilities, claims, demands, actions, causes of action, damages, losses, costs and expenses (including legal fees on a solicitor and his own client basis) suffered or incurred by the Purchaser, directly or indirectly, by reason of or arising out of-

                  (i) any warranties or representations on the part of the Vendor set forth in Section 3.2 being untrue;

                  (ii) any breach of any agreement, term or covenant on the part of the vendor made or to be observed or performed pursuant hereto;

which liabilities, claims, demands, actions, cause s of action, damages, losses, costs and expenses are collectively referred to as the "Purchaser's Losses".

8.2 Vendor's  Limitations  The indemnity  obligations of the Vendor  pursuant to
Section 8.1 shall be limited in the following respects:

         (a) the Vendor shall be liable for Purchaser's Losses in respect of which a claim for indemnity is made by the Purchaser on or before the applicable expiry dates for the survival of the Vendor's representations and warranties as set out in paragraph 3.4; and

         (b) the Vendor's indemnity obligations shall be limited to the Purchase Price.

8.3 Indemnification of Vendor Subject to the limitations set out in paragraph 8.2, the Purchaser covenants and agrees with the Vendor to indemnify the Vendor against all liabilities, claims, demands, actions, causes of action, damages, losses, costs or expenses (including legal fees on a solicitor and his own client basis) suffered or incurred by the Vendor, directly or indirectly, by reason of or arising out of-

         (a) any warranties or representations on the part of the Purchaser set forth in Section 4.1 of this Agreement being untrue;

         (b) a breach of any agreement, term or covenant on the part of the Purchaser made or to be observed or performed pursuant hereto;

which liabilities, claims, demands, actions, causes of action, damages, losses, costs and expenses are collectively referred to as "Vendor's Losses".

8.4 Limitation The indemnity  obligations of the Purchaser pursuant to paragraph
8.4 shall be limited in that the Purchaser shall only be liable for Vendor's Losses in respect of which a claim for indemnity is made by the Vendor within two years of the Closing Date;

8.5 Claims Under Vendor's Indemnity If any claim is made by any Person against the Purchaser in respect of which the Purchaser may incur or suffer damages, losses, costs or expenses that might reasonably be considered to be subject to the indemnity obligation of the Vendor as provided in paragraph 8.1, the Purchaser will notify the Vendor as soon as reasonably practicable of the nature of such claim and the Vendor shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim. The defence of any such claim (whether assumed by the Vendor or not) shall be through legal counsel and shall be conducted in a manner acceptable to the Purchaser and the Vendor, acting reasonably, and no settlement may be made by the Vendor or the Purchaser without the prior written consent of the others. If the Vendor assumes the defence of any claim, then the Purchaser and the Purchaser's counsel shall co-operate with the Vendor and his counsel in the course of the defence, such co-operation to include using reasonable best efforts to provide or make available to the Vendor and his counsel documents and information and witnesses for attendance at
examinations   for  discovery  and  trials.   The  reasonable   legal  fees  and
disbursements and other costs of such defence shall, from and after such assumption, be home by the Vendor. If the Vendor assumes the defence of any claim and the Purchaser retains additional counsel to act on its behalf, the Vendor and his counsel shall co-operate with the Purchaser and its counsel, such co-operation to include using reasonable best efforts to provide or make available to the Purchaser and its counsel documents and information and witnesses for attendance at examinations for discovery and trials. All fees and disbursements of such additional counsel shall be paid by the Purchaser. If the Vendor and the Purchaser are or become parties to the same action, and the representation of all parties by the same counsel would be inappropriate due to a conflict of interest, then the Purchaser and the Vendor shall be represented by separate counsel and, subject to the indemnity obligations of the Vendor as set out in Section 8. 1, the costs associated with the action shall be home by the party incurring such costs.

8.7 Claims Under Purchaser's Indemnity If any claim is made by any Person against the Vendor in respect of which the Vendor may incur or suffer damages, losses, costs or expenses that might reasonably be considered to be subject to the indemnity obligation of the Purchaser as provided in paragraph 8.4, the Vendor will notify the Purchaser as soon as reasonably practicable of the nature of such claim and the Purchaser shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim. The defence of any such claim (whether assumed by the Purchaser or not) shall be through legal counsel and shall be conducted in a manner acceptable to the Vendor and the Purchaser, acting reasonably, and no settlement may be made by the Purchaser or the Vendor without the prior written consent of the others. If the Purchaser assumes the defence of any claim, the Vendor and the Vendor's counsel shall co-operate with the Purchaser and its counsel in the course of the defence, such co-operation to include using reasonable best efforts to provide or make available to the Purchaser and its counsel documents and information and witnesses for attendance at examinations for discovery and trials. The reasonable legal fees and disbursements and other costs of such defence shall be home by the Purchaser. If the Purchaser assumes the defence of any claim and the Vendor retains additional counsel to act on his behalf, then the Purchaser and its counsel shall co-operate with the Vendor and their counsel, such co-operation to include using reasonable best efforts to provide or make available to the Vendor and his counsel documents and information and witnesses for attendance at examinations for discovery and trials. All fees and disbursements of such additional counsel shall be paid by the Vendor. If the Purchaser and the Vendor are to become parties to the same action, and the representation of all parties by the same counsel would be inappropriate due to a conflict of interest, then the Vendor and the Purchaser shall be represented by separate counsel and, subject to the indemnity obligations of the Purchaser as set out in paragraph 8.4, the costs associated with the action shall be home by the party incurring such costs.


9.0      GENERAL
         -------

9.1 Expenses All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

9.2  Time Time shall be of essence hereof.

9.3 Notices Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered or telecopied to the party to whom it is given or if mailed, by prepaid registered mail, addressed to such party at:

         (a)      if to the Purchaser at:

                  Suite 402, 625 Howe Street Vancouver, B.C., V6C 2T6
                  Fax:     (604) 602-6619

         (b)      if to the Vendor at:

                  Suite 950, 555 West Hastings Street Vancouver, B.C., V6B 4N4
                  Fax:    (604) 609-0611

                  with a copy to the Vendors' Solicitors at:

                  13 00, 1111 West Georgia Street
                  Vancouver, B.C., V6E 4M3
                  Fax: (604) 681-1307

or at such other address as the party to whom such writing is to be given shall have last notified to the party giving the same in the manner provided in this section. Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth business day next following the date of its mailing unless at the time of mailing or within five business days thereafter there occurs a postal interruption which could have the effect of delaying the mail in the ordinary course, in which case any notice shall only be effectively given if actually delivered or sent by telecopier. Any notice delivered or telecopied to the party to whom it is addressed shall be deemed to have been given and received on the day it was delivered; provided that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day.

9.4 Governing Law This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the parties hereto submit and attorn to the jurisdiction of the Courts of the Province of British Columbia.

9.5 Severability If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

9.6 Entire Agreement This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, by and between any of the parties hereto with respect to the subject matter hereof.

9.7 Further Assurances The parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party hereto shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

9.8 Enurement This Agreement and each of the terms and provisions hereof shall enure to the benefit of and being upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

9.9 Counterparts This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such agreement or facsimile so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument. IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first above written.

The corporate seal of EURO INDUSTRIES
LTD. was hereunto affixed in the presence of-


----------------------------------------      ----------------------------------
Authorized Signatory                                 CARMAN PARENTE

----------------------------------------      ----------------------------------
Position


SIGNED, SEALED AND DELIVERED in the Presence of:


----------------------------------------      ----------------------------------
Signature of Witness                                 STEVE VESTERGAARD

----------------------------------------
Address

----------------------------------------
Occupation


The corporate seal of DESTINY SOFTWARE
PRODUCTIONS INC. was hereunto affixed in the presence of:


----------------------------------------      ----------------------------------
Authorized Signatory,                                STEVE VESTERGAARD

----------------------------------------
Position



This is page 22 of a Share Purchase Agreement dated 1999 among Steven Vestergaard as vendor, Euro

DESTINY ASSETS:


o        4 computers AMD K62,128 Mb
o        1 Compaq server rack
o        Misc. Office Furniture and workstations
o        1 imac


o all source code and libraries, artwork,, specifications, music and other audio from software developed by Destiny
o all rights to: Creepers (DOS), Creepers (Amiga), Solitaire's Journey (Amiga), Origanmo (DOS), Blood Bowl (DOS), Time Out Sports Baseball (Windows), Time Out Sports Basketball (Windows), Dark Seed II (Windows), Dark Seed II (Mac), Sports Illustrated Baseball (Windows)
o        Skygames prototype, Seuss Crane prototype
o        Internet casino prototype
o Internet tools: chat planet, email client, telnet client, internet phone
o        Radio Destiny receiver, Destiny Station broadcaster, Destiny MP3 player
o        Audio compression technology (DNY format)
o        Video compression technology (in development)

                                Schedule 1. I (d)
            Financial Statements of Destiny Software Productions Ltd.

                        Destiny Software Productions Inc.
                                  Balance Sheet
                                As of May 28,1999

                                                                    May 28,'99

       ASSETS
           Current Assets
             Chequing/Savings
                1080 - Royal Bank 1054501                           -12,350.68
             Total Chequing/Savings                                 -12,350.68

             Other Current Assets
                1580 - Prepaid Expenses                              13,273.50
             Total Other Current Assets                              13,273.50

           Total Current Assets                                         922.82
           Fixed Assets
             1610 - Computer Hardware NET
                1612 - Computer Hardware                             18,691.22
             Total 1610 - Computer Hardware NET                      18,691.22
             1620 - Computer Software NET
                1622 - Computer Software                              2,845.75
             Total 1620 - Computer Software NET                       2,845.75
             1630 - Furniture & Equipment NET
                1632 - Furniture & Equipment                          7,656.39

             Total 1630 - Furniture & Equipment NET                   7,656.39
             1640. Leasehold Improvements NET
                1642 - Leasehold Improvements                           674.00
             Total 1640 - Leasehold Improvements NET                    674.00

           Total Fixed Assets                                        29,867.36
           Other Assets
             1700 - DTMB
                1725 - DTMB Marketing                                 6,582.88

             Total 1700 - DTMB                                        6,582.88

             1750 - MP3
                1765 - MP3 Interface Design                           2,000.00
                1776 - MP3 - Programming                              7,015.34
             Total 1750 - MP3                                         9,015.34
             1800 - WEB Clip
                1815 - WEB Clip - Programming                         2,655.00
             Total 1800 - WEB Clip                                    2,655.00

           Total Other Assets                                        18,253.22

       TOTAL ASSETS                                                  49,043.40
       LIABILITIES & EQUITY
           Liabilities
             Current Liabilities
                Credit Cards
                  2010 - Royal Bank LOC                               1,435.00
                  2020 - Royal Bank VISA                               -107.25
                Total Credit Cards                                    1,327.75
                Other Current Liabilities
                  2090 - AP and Accrued Liabilities                   3,858.00
                  2210 - GST Owing (Refund)                          -4,023.52
                Total Other Current Liabilities                        -165.52

             Total Current Liabilities                                1,162.23

             Long Term Liabilities
                2300 - Due to Shareholder                                55.00
                2310 - Shareholder Loans                            lu8,461.00
             Total Long Term Liabilities                            108,516.00

           Total Liabilities                                        109,678.23

                                 Schedule 3.1(u)

                               Material Contracts


                                      None

                                Schedule 3.1(as)

                               Banking Information




Royal Bank of Canada
10201 King George Highway
Surrey, B.C.

Account No. 105-450-1

Authorized Signatory:  Steve Vestergaard